Exhibit 99.1

National Interstate Corporation Reports Record 2007 Second Quarter Earnings and Continued Top Line Growth, and Declares Quarterly Dividend

•	Net Income — Up 31.7% for the 2007 second quarter and 25.9% year to date.

•	Earnings per Share — Up 29.8% for the 2007 second quarter and 25.0% year to date.

•	Return on Average Shareholders’ Equity — 24.3% at June 30, 2007

•	Gross Premiums Written — Up 12.6% for the 2007 second quarter and 11.3% year to date.

RICHFIELD, Ohio, Aug. 2, 2007 (PRIME NEWSWIRE) — National Interstate Corporation (Nasdaq:NATL) today reported record quarterly net income of $11.9 million ($.61 per share diluted) for the 2007 second quarter, compared to $9.0 million ($.47 per share diluted) for the 2006 second quarter. Net income of $22.3 million ($1.15 per share diluted) for the six months ended June 30, 2007 increased 25.9% compared to $17.7 million ($.92 per share diluted) for the six months ended June 30, 2006. Total revenues were up 22.0% for the quarter and 21.3% year to date and the Company continues to experience strong underwriting results, both of which contributed to the higher earnings.

For the 2007 second quarter, gross premiums written of $81.9 million were 12.6% above the $72.7 million reported for the 2006 second quarter, and the 2007 second quarter net premiums written of $66.5 million were 11.8% above the $59.5 million reported for the 2006 second quarter. Gross premiums written of $202.8 million for the six months ended June 30, 2007 increased 11.3% compared to $182.3 million reported for same period last year, and June 30, 2007 year-to-date net premiums written of $153.8 million increased 10.7% compared to $138.9 million for the same period last year. Comparing the 2007 second quarter and six months to the same periods in 2006, the Company experienced growth in all of its business components except the Other component, which is comprised primarily of policies assigned from involuntary state plans, over which the Company has no control. The most significant growth continued to occur in the Company’s Alternative Risk Transfer component which increased 33.7% and 15.9% for the 2007 second quarter and year to date, respectively, compared to the same periods in 2006. The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,
	2007		2006
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$33,721	41.2%	$25,228	34.7%
Transportation	25,238	30.8%	24,741	34.0%
Specialty Personal Lines	16,037	19.6%	15,056	20.7%
Hawaii and Alaska	5,933	7.2%	5,921	8.1%
Other	954	1.2%	1,782	2.5%

Gross Premiums Written	$81,883	100.00%	$72,728	100.0%

	Six Months Ended June 30,
	2007		2006
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$110,431	54.4%	$95,292	52.3%
Transportation	47,113	23.2%	43,260	23.7%
Specialty Personal Lines	30,973	15.3%	28,829	15.8%
Hawaii and Alaska	12,087	6.0%	11,664	6.4%
Other	2,209	1.1%	3,221	1.8%

Gross Premiums Written	$202,813	100.0%	$182,266	100.0%

“We have remained disciplined and maintained relatively flat pricing levels in spite of the continued soft commercial market cycle. Our overall double digit top line growth and the fact that all of our product components are ahead of last year demonstrates our ability to identify growth opportunities regardless of market conditions. We continue to identify new product opportunities and expanded offerings for our existing programs,” commented Dave Michelson, President and Chief Operating Officer of National Interstate Corporation.

The GAAP combined ratio of 81.3% for the 2007 second quarter was 1.0 percentage point lower than 82.3% for the 2006 second quarter, and the GAAP combined ratio of 82.0% for the six months ended June 30, 2007 was 0.2 percentage points higher than 81.8% for the same period last year. The loss and loss adjustment expense ratio of 58.8% for the 2007 second quarter and 58.9% year to date were consistent with the ratios of 58.1% and 58.7% reported for the same periods in 2006. The Company continues to experience favorable loss and loss adjustment expense reserve development. The Company’s reserves developed favorably by $3.0 million in the 2007 second quarter compared to $3.6 million in the 2006 second quarter and $4.6 million for the six months ended June 30, 2007 compared to $2.1 million for the six months ended June 30, 2006. The 2007 second quarter underwriting expense ratio of 22.5% was 1.7 points lower compared to 24.2% reported for the 2006 second quarter, reflecting lower commission expense. The underwriting expense ratio was 23.1% for the six months ended June 30, 2007 and 2006.

Net investment income for the 2007 second quarter was $5.6 million compared to $4.3 million for the 2006 second quarter and $10.7 million compared to $8.2 million for the six months ended June 30, 2007 and 2006, respectively. The approximately 31.0% increase in net investment income for both the quarter and year to date reflected continued growth in average cash and invested assets as well as higher yields on the short term, fixed income, and preferred stock portfolios. Cash flow from operations of $38.0 million for the first six months of 2007 contributed to the increase in cash and invested assets. The Company did not have any exposure in its mortgage backed/collateralized mortgage obligations related to the subprime lending sector.

Alan Spachman, Chairman and Chief Executive Officer of National Interstate Corporation said, “I am extremely pleased with our excellent results and our ability to perform in all market cycles. We are confident in our business plan and continue to realize the benefits of effective execution. Profitability is ahead of our expectations for the first six months of 2007 and we remain optimistic about our prospects for the future.”

The Company also announced that its Board of Directors approved a $0.05 per share dividend at its August 2, 2007 meeting. The cash dividend will be payable on September 14, 2007 to shareholders of record of the Company’s common stock as of the close of business on August 31, 2007.

Conference Call

The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on Friday, August 3, 2007 at 10:00 a.m. eastern daylight saving time. The conference call will be webcast live and a recording will be available on the Company’s website at http://invest.natl.com.

About National Interstate Corporation

National Interstate Corporation (Nasdaq:NATL), founded in 1989, completed an initial public offering in February 2005. We are a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE:AFG) (Nasdaq:AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating Data:

Gross premiums written	$81,883	$72,728	$202,813	$182,266

Net premiums written	$66,534	$59,522	$153,762	$138,929

Premiums earned	$63,265	$52,429	$123,555	$102,744
Net investment income	5,586	4,276	10,731	8,175
Net realized gains	207	145	272	515
Other income	955	540	1,820	1,017

Total revenues	70,013	57,390	136,378	112,451
Losses and loss adjustment expenses	37,187	30,438	72,720	60,334
Commissions and other underwriting expense	11,144	9,934	22,545	18,699
Other operating and general expenses	3,166	2,806	6,195	5,194
Expense on amounts withheld	882	500	1,644	905
Interest expense	385	379	767	743

Total expenses	52,764	44,057	103,871	85,875

Income before income taxes	17,249	13,333	32,507	26,576
Provision for income taxes	5,391	4,330	10,182	8,847

Net income	$11,858	$9,003	$22,325	$17,729

Per Share Data:

Earnings per common share, basic	$0.62	$0.47	$1.16	$0.93
Earnings per common share, assuming dilution	0.61	0.47	1.15	0.92
Book value per common share, basic (at period end)	$10.09	$7.96	$10.09	$7.96
Weighted average number of common shares outstanding, basic	19,192	19,136	19,183	19,119
Weighted average number of common shares outstanding, diluted	19,374	19,279	19,355	19,271
Common shares outstanding at period end (b)	19,220	19,145	19,220	19,145
Cash dividend per common share	$0.05	$0.04	$0.10	$0.08

GAAP Ratios:

Losses and loss adjustment expense ratio	58.8%	58.1%	58.9%	58.7%
Underwriting expense ratio	22.5%	24.2%	23.1%	23.1%

Combined ratio	81.3%	82.3%	82.0%	81.8%

Return on equity (a)	—	—	24.3%	24.3%
Average shareholders’ equity	$189,343	$149,340	$183,848	$145,998

	At June 30, 2007	At Dec. 31, 2006
Balance Sheet Data (GAAP):

Cash and investments	$440,141	$406,454
Reinsurance recoverable	107,419	90,070
Total assets	916,420	806,248
Unpaid losses and loss adjustment expenses	299,693	265,966
Long-term debt	15,464	15,464
Total shareholders’ equity	$193,933	$173,763

(a)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period. Return on equity calculation is completed for year-to-date results only.
(b)	Common shares outstanding at quarter and period end includes all common shares that have full voting rights, including unvested shares.

CONTACT:	National Interstate Corporation
Tanya Inama
877-837-0339
investorrelations@natl.com